Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 24, 2014 (except for paragraph 3 of Note 15, as to which the date is July 14, 2014), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-196979) and related Prospectus of Immune Design Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

July 14, 2014